Exhibit 99.1

Media Release

FOR IMMEDIATE RELEASE
October 25, 2017

Peabody Reports Earnings For Quarter Ended September 30, 2017

Peabody's diversified platform delivers strongest mining performance since 2012; Company delivers on 2017 deleveraging targets ahead of schedule and executes on share repurchases; Voluntary debt repayment and term loan amendment reduce annual fixed charges and provide flexibility for additional shareholder returns.

ST. LOUIS, Oct. 25 - Peabody (NYSE: BTU) today announced its third quarter 2017 operating results, including revenues of $1.48 billion, income from continuing operations net of income taxes of $233.7 million, net income attributable to common stockholders of $201.4 million, diluted earnings per share from continuing operations of $1.49 and Adjusted EBITDA1 of $411.3 million.

"Peabody produced powerful results in the third quarter, with the entire team delivering on multiple objectives set out earlier this year," said Peabody President and Chief Executive Officer Glenn Kellow. "The company sharply increased mining results, improved metallurgical coal volumes and costs, paid down debt, bought back shares, repriced our term loan, enhanced shareholder return flexibility and took steps to monetize non-core assets. We intend to continue to execute on our stated financial approach as we generate cash, reduce debt, invest wisely and return cash to shareholders."

Third Quarter 2017 Results

Revenues for the third quarter rose 22 percent from the prior year to $1.48 billion on the strength of $251.3 million in higher Australia revenue, driven by a 60 percent increase in realized revenues per ton and a 9 percent increase in metallurgical coal volumes.

Income from continuing operations net of income taxes totaled $233.7 million reflecting robust mining contributions as well as $194.5 million of depreciation, depletion and amortization (DD&A), $40.4 million in net interest expense and a net tax benefit of $84.1 million. DD&A includes $41.5 million of expense related to the amortization of certain intangible U.S. coal supply agreements. Peabody's third quarter income tax benefit includes recognition of $98 million of cash refunds expected from carryback of approximately $500 million of its U.S. net operating loss position.

Net income attributable to common stockholders totaled $201.4 million. During the quarter, 8 percent of preferred stock was converted to common stock, bringing total conversions (as of Sept. 30, 2017) since Peabody's emergence to 47 percent and resulting in a non-cash preferred dividend of $23.5 million. (Most income statement measures are not comparable with prior-year periods due to the adoption of fresh start reporting as of April 1, 2017.)

Note: All comparisons are to third quarter 2016 unless otherwise noted.
[1] Adjusted EBITDA, revenues per ton, costs per ton and margin per ton are non-GAAP financial measures. Please refer to the tables and related notes in this press release for a reconciliation of non-GAAP financial measures.

#1

Highlighting the strength of the diversified platform, both the U.S. and the Australian platforms delivered substantial Adjusted EBITDA contributions, resulting in third quarter Adjusted EBITDA of $411.3 million, a $281.1 million improvement over the third quarter of 2016.

Australian Adjusted EBITDA increased $226.5 million to $240.9 million, the highest quarterly Adjusted EBITDA contribution in five years, on improved seaborne pricing. The Australian thermal segment led the company in Adjusted EBITDA margins of 37 percent, while the Australian metallurgical segment led Adjusted EBITDA contributions with $143.1 million.

Australian sales volumes totaled 8.7 million tons, including 3.5 million tons of metallurgical coal sold at an average price of $119.55 per ton and 3.3 million tons of export thermal coal sold at an average price of $69.31 per ton, with the remainder delivered under domestic contracts.

As expected, metallurgical coal shipments increased 75 percent compared to the cyclone-restricted second quarter 2017 shipments, driven by record North Goonyella volumes, and the metallurgical platform is on track to be within the company's full-year cost and volume targets. As a result of both strong operational performance and increased volumes, metallurgical costs per ton declined significantly to $78.42 per ton compared to $109.07 per ton in the second quarter of 2017.

Strong demand for quality Australian thermal and metallurgical coal resulted in thermal and metallurgical realized pricing per ton increasing 42 percent and 68 percent, respectively, compared to the third quarter of 2016. Australian thermal costs per ton increased 19 percent compared to the prior year, primarily due to geologic issues and ramp up following a longwall move at an underground thermal mine.

U.S. operations contributed solid Adjusted EBITDA of $196.7 million compared with $217.3 million in the prior year on lower realized pricing. On average, the U.S. operations generated Adjusted EBITDA margins of 25 percent, with the Powder River Basin earning 27 percent.

Liquidity at quarter end totaled $942.7 million, including $925.0 million in cash and cash equivalents and $17.7 million of accounts receivable securitization capacity. In addition, the company had $538.1 million in Restricted Cash Collateral associated with the company's coal mine restoration obligations and other activities. During the third quarter, Peabody freed up approximately $25 million in cash collateral and remains focused on further releasing restricted cash through a multi-pronged approach.

Following through on the company's capital allocation initiatives, Peabody made voluntary payments of $394 million in the quarter, including repaying $300 million in debt, executing $69 million of share repurchases and making $25 million in discretionary pension contributions to reduce future potential funding volatility. During the quarter, Peabody generated positive operating cash flow of $239.6 million and paid approximately $135 million of Chapter 11 exit fees and settlement costs.

#2

Progress on Financial Targets

"Peabody continues to take aggressive actions to reduce debt and advance the shareholder return initiatives we outlined in August," said Peabody Executive Vice President and Chief Financial Officer Amy Schwetz. "In addition to reaching our 2017 deleveraging targets ahead of schedule, we have executed share repurchases, repriced our term loan, lowered interest expense, amended provisions of our credit agreement to give us greater flexibility to accelerate shareholder returns and advanced steps to free up incremental restricted cash."

•
Liquidity: Peabody continues to believe the appropriate level of liquidity is approximately $800 million. The company is evaluating alternative sources of liquidity to release cash currently tied-up as collateral.

•
Deleveraging: Peabody has completed $300 million in voluntary debt repayments of its term loan that were targeted to be completed by year-end 2017, leaving remaining debt of approximately $1.66 billion. The company is targeting an additional $200 million of debt reduction by December 2018 with a gross debt target of $1.2 billion to $1.4 billion over time.

•
Return of Capital to Shareholders: In the few months since Peabody announced its capital return initiatives, the company has already executed $100 million of the $500 million share repurchase program authorized by the company's board of directors, including $69 million executed in the third quarter.[2] In addition, the board of directors will regularly evaluate a sustainable dividend program, targeting commencement in the first quarter of 2018.

In addition to the progress made on debt reduction and share repurchases, Peabody also advanced several non-core asset sale initiatives during the quarter. The company entered into an agreement to sell the majority of its inactive Burton Mine and related infrastructure for approximately $11 million, which will reduce Peabody's asset retirement obligation by approximately $53 million and free up an estimated $30 million in restricted cash. The transaction is conditional on a number of regulatory and other requirements and completion is expected to take place in the first half of 2018. Also, as part of the company's long-term planning for the closure of the Millennium Mine, Peabody has entered into an agreement to sell its 50 percent interest in the coal handling and preparation plant and associated rail loading facility utilized by Millennium. The sale to the remaining partner reduces associated operating costs and other obligations, while preserving throughput capacity for Peabody's remaining production.

Industry Fundamentals

Seaborne thermal and metallurgical coal pricing remained well above prior-year levels on continued strength in China and overall supply constraints. While China only accounts for approximately 20 percent of total seaborne coal demand, changes in Chinese demand tend to have meaningful impacts on seaborne fundamentals for both thermal and metallurgical coal. China coal import demand has been high, increasing 24 million tonnes year-to-date, with monthly imports in September at the highest levels since 2014.

Seaborne thermal coal demand and pricing continue to be supported by robust Asian demand primarily in China and South Korea. Chinese thermal coal imports are up approximately 15 million tonnes through September over the prior year on strong electricity generation that exceeded domestic production growth. In addition, South Korean imports have strengthened approximately 15 million tonnes through September on strong demand as nuclear generation has been curtailed. While import demand from India has been sluggish on increased domestic coal usage, stockpiles are currently at multi-year lows, which is supportive of additional imports in the fourth quarter. For full-year 2017, Peabody now projects seaborne thermal coal demand to increase approximately 10 to 15 million tonnes from 2016 levels.

[2] Repurchases will be subject to limitations in the company's debt documents and may be made from time to time at the company's discretion. The specific timing, price and size of purchases will depend on the share price, general market and economic conditions and other considerations. No expiration date has been set for the repurchase program, and the program may be suspended or discontinued at any time.

#3

Within seaborne metallurgical coal, fundamentals remain strong as global steel production has risen approximately 5 percent led by record Chinese steel production. In addition, Chinese steel exports are down 30 percent year-to-date through September. Metallurgical coal imports in China rose 9 million tonnes through September on strong demand and limited domestic production. For full-year 2017, Peabody now expects global seaborne metallurgical coal demand to increase approximately 10 million tonnes compared to the prior year.

Seaborne metallurgical coal prompt prices averaged $189 per tonne in the third quarter, up over $50 per tonne from the prior year, with the index-based settlement price for hard coking coal set at approximately $170 per tonne. In addition, Peabody set third quarter low-vol PCI pricing at $115 per tonne with an additional settlement later in the quarter of $127.50 per tonne. The company also negotiated a fourth quarter low-vol PCI settlement of $127.50.

In the United States, industry fundamentals were impacted by mild weather and weaker gas pricing in the third quarter. Even as overall electricity demand weakened year-over-year, utility consumption of Powder River Basin coal rose approximately 8 percent above the prior year with natural gas decreasing 12 percent (on 30 percent higher average natural gas prices year-over-year through September). In addition, SPRB stockpiles fell 8 percent from the prior year to 55 days of maximum burn.

Cooling degree days in June, July and August were down approximately 16 percent from the prior year in coal-heavy regions. As a result, Peabody now expects U.S. coal consumption from electricity generation to be largely flat for full-year 2017 compared to 2016 levels. The company continues to project that higher capacity utilization of U.S. coal plants will offset the impact of approximately 15 million tons of lower demand as a result of coal plant retirements.

Within U.S. policy, Peabody is encouraged by the continued actions of the administration to advance a pro-energy economy and recognize coal as an essential part of the energy mix. Over a dozen policy issues have already been resolved, with an equal number currently under review. Of the more notable items, the Environmental Protection Agency recently proposed the repeal of the "Clean Power Plan." In addition, the U.S. Department of Energy proposed a rule for final action by the Federal Energy Regulatory Commission on grid reliability and resilience pricing. The proposed rule would require incentives to preserve valuable baseload generating resources with considerable onsite fuel storage, such as coal and nuclear power plants. Peabody continues to support high-efficiency, low-emissions technology and the advancement of carbon capture, use and storage technologies to reduce emissions.

Financial Target Modifications

Turning to the remainder of 2017, Peabody expects a modest easing in Powder River Basin sales volumes, partly offset by a continued high level of Australian shipments.

In line with Peabody's layering contracting strategy, Peabody has approximately 88 million tons of PRB coal priced for 2018 at an average of $12.27 per ton. For 2018, Peabody has priced approximately 3 million tons of export thermal coal at an average price of $72 per short ton.

Today's earnings call is scheduled for 10 a.m. CDT, and will be accompanied by a presentation available at PeabodyEnergy.com.

Peabody is the world's largest private-sector coal company. The company is also a leading voice in advocating for sustainable mining, energy access and clean coal technologies. Peabody serves metallurgical and thermal coal customers in more than 25 countries on five continents. For further information, visit PeabodyEnergy.com.

#4

Contact:

Investors
Vic Svec
314.342.7768

Media
Beth Sutton
928.221.6792

#5

Condensed Consolidated Statements of Operations (Unaudited)
For the Quarters Ended Sept. 30, 2017 and 2016

(In Millions, Except Per Share Data)
	2017	2016
	Successor	Predecessor
	Quarter Ended September 30

Tons Sold	52.0	52.8

Revenues	$1,477.2	$1,207.1
Operating Costs and Expenses (1)	1,044.9	1,064.8
Depreciation, Depletion and Amortization	194.5	117.8
Asset Retirement Obligation Expenses	11.3	12.7
Selling and Administrative Expenses	33.4	32.1
Restructuring Charges	1.1	0.3
Other Operating (Income) Loss:
Net Gain on Disposal of Assets	(0.4)	(1.9)
(Income) Loss from Equity Affiliates	(10.5)	2.9
Operating Profit (Loss)	202.9	(21.6)
Interest Expense	42.4	58.5
Loss on Early Debt Extinguishment	12.9	—
Interest Income	(2.0)	(1.3)
Reorganization Items, Net	—	29.7
Income (Loss) from Continuing Operations Before Income Taxes	149.6	(108.5)
Income Tax Benefit	(84.1)	(10.8)
Income (Loss) from Continuing Operations, Net of Income Taxes	233.7	(97.7)
Loss from Discontinued Operations, Net of Income Taxes	(3.7)	(38.1)
Net Income (Loss)	230.0	(135.8)
Less: Series A Convertible Preferred Stock Dividends	23.5	—
Less: Net Income Attributable to Noncontrolling Interests	5.1	1.8
Net Income (Loss) Attributable to Common Stockholders	$201.4	$(137.6)

Adjusted EBITDA (2)	$411.3	$130.2

Diluted EPS - Income (Loss) from Continuing Operations (3)(4)	$1.49	$(5.44)

Diluted EPS - Net Income (Loss) Attributable to Common Stockholders (3)	$1.47	$(7.53)

(1)	Excludes items shown separately.
(2)
Adjusted EBITDA is a non-U.S. GAAP measure defined as income (loss) from continuing operations before deducting net interest expense, income taxes, asset retirement obligation expenses, depreciation, depletion and amortization and reorganization items, net. Adjusted EBITDA is also adjusted for the discrete items that management excluded in analyzing the segments' operating performance as displayed in the reconciliation. A reconciliation of income (loss) from continuing operations, net of income taxes to Adjusted EBITDA is included at the end of this document. Adjusted EBITDA is used by management as one of the primary metrics to measure our operating performance. Management also believes non-U.S. GAAP performance measures are used by investors to measure our operating performance and lenders to measure our ability to incur and service debt. Adjusted EBITDA is not intended to serve as an alternative to U.S. GAAP measures of performance and may not be comparable to similarly-titled measures presented by other companies.

(3)
Diluted EPS is calculated under the two-class method which treats participating securities as having rights to earnings that otherwise would have been available to common stockholders and assumes that participating securities are not exercised or converted. As such, weighted average diluted shares outstanding were 103.1 million for the Successor quarter ended September 30, 2017 and excluded 34.2 million weighted average shares outstanding related to the participating securities. Weighted average diluted shares outstanding were 18.3 million for the Predecessor quarter ended September 30, 2016.

(4)	Reflects income (loss) from continuing operations, net of income taxes less preferred stock dividends and net income attributable to noncontrolling interests.

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

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Condensed Consolidated Statements of Operations (Unaudited)
For the Nine Months Ended Sept. 30, 2017 and 2016

(In Millions, Except Per Share Data)
	2017		2016
	Successor	Predecessor	Predecessor
	April 2 through September 30	January 1 through April 1	Nine Months Ended September 30
Tons Sold	95.6	46.1	135.1

Revenues	$2,735.5	$1,326.2	$3,274.5
Operating Costs and Expenses (1)	1,979.7	963.7	2,981.2
Depreciation, Depletion and Amortization	342.8	119.9	345.5
Asset Retirement Obligation Expenses	22.3	14.6	37.3
Selling and Administrative Expenses	67.8	37.2	114.6
Restructuring Charges	1.1	—	15.5
Other Operating (Income) Loss:
Net Gain on Disposal of Assets	(0.9)	(22.8)	(17.4)
Asset Impairment	—	30.5	17.2
(Income) Loss from Equity Affiliates	(26.2)	(15.0)	12.6
Operating Profit (Loss)	348.9	198.1	(232.0)
Interest Expense	83.8	32.9	243.7
Loss on Early Debt Extinguishment	12.9	—	—
Interest Income	(3.5)	(2.7)	(4.0)
Reorganization Items, Net	—	627.2	125.1
Income (Loss) from Continuing Operations Before Income Taxes	255.7	(459.3)	(596.8)
Income Tax Benefit	(79.4)	(263.8)	(108.2)
Income (Loss) from Continuing Operations, Net of Income Taxes	335.1	(195.5)	(488.6)
Loss from Discontinued Operations, Net of Income Taxes	(6.4)	(16.2)	(44.5)
Net Income (Loss)	328.7	(211.7)	(533.1)
Less: Series A Convertible Preferred Stock Dividends	138.6	—	—
Less: Net Income Attributable to Noncontrolling Interests	8.9	4.8	3.5
Net Income (Loss) Attributable to Common Stockholders	$181.2	$(216.5)	$(536.6)

Adjusted EBITDA (2)	$729.1	$341.3	$238.0

Diluted EPS - Income (Loss) from Continuing Operations (3)(4)	$1.37	$(10.93)	$(26.91)

Diluted EPS - Net Income (Loss) Attributable to Common Stockholders (3)	$1.32	$(11.81)	$(29.34)

(1)	Excludes items shown separately.
(2)
Adjusted EBITDA is a non-U.S. GAAP measure defined as income (loss) from continuing operations before deducting net interest expense, income taxes, asset retirement obligation expenses, depreciation, depletion and amortization and reorganization items, net. Adjusted EBITDA is also adjusted for the discrete items that management excluded in analyzing the segments' operating performance as displayed in the reconciliation. A reconciliation of income (loss) from continuing operations, net of income taxes to Adjusted EBITDA is included at the end of this document. Adjusted EBITDA is used by management as one of the primary metrics to measure our operating performance. Management also believes non-U.S. GAAP performance measures are used by investors to measure our operating performance and lenders to measure our ability to incur and service debt. Adjusted EBITDA is not intended to serve as an alternative to U.S. GAAP measures of performance and may not be comparable to similarly-titled measures presented by other companies.

(3)
Diluted EPS is calculated under the two-class method which treats participating securities as having rights to earnings that otherwise would have been available to common stockholders and assumes that participating securities are not exercised or converted. As such, weighted average diluted shares outstanding were 100.2 million for the Successor period April 2 through September 30, 2017 and excluded 36.7 million weighted average shares outstanding related to the participating securities. Weighted average diluted shares outstanding were 18.3 million for the Predecessor periods January 1 through April 1, 2017 and the nine months ended September 30, 2016, respectively.

(4)	Reflects income (loss) from continuing operations, net of income taxes less preferred stock dividends and net income attributable to noncontrolling interests.

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

#7

Supplemental Financial Data (Unaudited)
For the Quarters and Nine Months Ended Sept. 30, 2017 and 2016

	2017	2016	2017			2016
	Successor	Predecessor	Successor	Predecessor	Combined	Predecessor
	Quarter Ended September 30		April 2 through September 30	January 1 through April 1	Nine Months Ended September 30
Revenue Summary (In Millions)
Powder River Basin Mining Operations	$420.9	$419.6	$786.3	$394.3	$1,180.6	$1,062.2
Midwestern U.S. Mining Operations	207.7	211.0	402.6	193.2	595.8	599.6
Western U.S. Mining Operations	155.7	162.4	281.1	149.7	430.8	387.0
Total U.S. Mining Operations	784.3	793.0	1,470.0	737.2	2,207.2	2,048.8
Australian Metallurgical Mining Operations	415.9	232.5	703.7	328.9	1,032.6	682.8
Australian Thermal Mining Operations	265.8	197.9	505.0	224.8	729.8	561.4
Total Australian Mining Operations	681.7	430.4	1,208.7	553.7	1,762.4	1,244.2
Trading and Brokerage Operations	19.4	2.7	24.6	15.0	39.6	16.5
Other	(8.2)	(19.0)	32.2	20.3	52.5	(35.0)
Total	$1,477.2	$1,207.1	$2,735.5	$1,326.2	$4,061.7	$3,274.5

Tons Sold (In Millions)
Powder River Basin Mining Operations	33.7	33.0	62.2	31.0	93.2	80.0
Midwestern U.S. Mining Operations	4.9	4.9	9.5	4.5	14.0	13.8
Western U.S. Mining Operations	4.0	4.3	7.2	3.4	10.6	10.0
Total U.S. Mining Operations	42.6	42.2	78.9	38.9	117.8	103.8
Australian Metallurgical Mining Operations	3.5	3.2	5.5	2.2	7.7	10.1
Australian Thermal Mining Operations	5.2	5.4	9.8	4.6	14.4	15.8
Total Australian Mining Operations	8.7	8.6	15.3	6.8	22.1	25.9
Trading and Brokerage Operations	0.7	2.0	1.4	0.4	1.8	5.4
Total	52.0	52.8	95.6	46.1	141.7	135.1

Revenues per Ton - Mining Operations (1)
Powder River Basin	$12.48	$12.73	$12.65	$12.70	$12.67	$13.28
Midwestern U.S.	42.52	43.02	42.57	42.96	42.69	43.45
Western U.S.	38.25	38.03	38.54	44.68	40.47	38.72
Total U.S.	18.38	18.82	18.63	18.96	18.73	19.74
Australian Metallurgical	119.55	71.34	128.89	150.22	135.03	67.39
Australian Thermal	51.78	36.53	51.65	48.65	50.69	35.60
Total Australian	79.15	49.60	79.32	81.36	79.95	48.04

Operating Costs per Ton - Mining Operations (1)(2)
Powder River Basin	$9.13	$8.97	$9.47	$9.75	$9.57	$9.80
Midwestern U.S.	32.39	30.96	32.42	31.84	32.23	30.96
Western U.S.	29.77	30.00	27.65	29.76	28.31	30.39
Total U.S.	13.77	13.66	13.91	14.03	13.94	14.60
Australian Metallurgical	78.42	81.93	89.53	100.16	92.57	79.34
Australian Thermal	32.72	27.50	30.79	32.27	31.29	26.90
Total Australian	51.18	47.94	51.83	54.15	52.55	47.41

Gross Margin per Ton - Mining Operations (1)(2)
Powder River Basin	$3.35	$3.76	$3.18	$2.95	$3.10	$3.48
Midwestern U.S.	10.13	12.06	10.15	11.12	10.46	12.49
Western U.S.	8.48	8.03	10.89	14.92	12.16	8.33
Total U.S.	4.61	5.16	4.72	4.93	4.79	5.14
Australian Metallurgical	41.13	(10.59)	39.36	50.06	42.46	(11.95)
Australian Thermal	19.06	9.03	20.86	16.38	19.40	8.70
Total Australian	27.97	1.66	27.49	27.21	27.40	0.63
Note: See footnote explanations on following page

#8

Supplemental Financial Data (Unaudited)
For the Quarters and Nine Months Ended Sept. 30, 2017 and 2016

	2017	2016	2017			2016
	Successor	Predecessor	Successor	Predecessor	Combined	Predecessor
	Quarter Ended September 30		April 2 through September 30	January 1 through April 1	Nine Months Ended September 30
Other Supplemental Financial Data (In Millions)
Adjusted EBITDA - Powder River Basin Mining Operations	$112.7	$123.9	$197.5	$91.7	$289.2	$278.3
Adjusted EBITDA - Midwestern U.S. Mining Operations	49.5	59.1	96.0	50.0	146.0	172.4
Adjusted EBITDA - Western U.S. Mining Operations	34.5	34.3	79.4	50.0	129.4	83.2
Total U.S. Mining Operations	196.7	217.3	372.9	191.7	564.6	533.9
Adjusted EBITDA - Australian Metallurgical Mining Operations	143.1	(34.5)	215.0	109.6	324.6	(121.0)
Adjusted EBITDA - Australian Thermal Mining Operations	97.8	48.9	203.7	75.6	279.3	137.2
Total Australian Mining Operations	240.9	14.4	418.7	185.2	603.9	16.2
Adjusted EBITDA - Trading and Brokerage	2.7	(9.4)	(2.4)	8.8	6.4	(41.3)
Selling and Administrative Expenses (Excluding Debt Restructuring)	(33.4)	(32.1)	(67.8)	(37.2)	(105.0)	(93.1)
Other Operating Costs, Net (3)	(1.8)	(12.3)	1.9	20.4	22.3	(32.5)
Restructuring Charges	(1.1)	(0.3)	(1.1)	—	(1.1)	(15.5)
Gain on UMWA VEBA Settlement	—	—	—	—	—	68.1
Corporate Hedging Results	7.3	(47.4)	6.9	(27.6)	(20.7)	(197.8)
Adjusted EBITDA	$411.3	$130.2	$729.1	$341.3	$1,070.4	$238.0

(1)
Revenues per Ton, Operating Costs per Ton and Gross Margin per Ton are non-U.S. GAAP measures. Revenues per Ton and Gross Margin per Ton are approximately equal to Revenues by segment and Adjusted EBITDA by segment, respectively, divided by segment tons sold. Operating Costs per Ton is equal to Revenues per Ton less Gross Margin per Ton.

(2)
Includes revenue-based production taxes and royalties; excludes depreciation, depletion and amortization; asset retirement obligation expenses; selling and administrative expenses; restructuring charges; asset impairment; and certain other costs related to post-mining activities.

(3)
Includes (income) loss from equity affiliates (before the impact of related changes in deferred tax asset valuation allowance and amortization of basis difference), costs associated with post-mining activities, certain asset sales, property management costs and revenues, coal royalty expense, minimum charges on certain transportation-related contracts and the Q1 2017 gain of $19.7 million recognized on the sale of Dominion Terminal Associates.

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

#9

Condensed Consolidated Balance Sheets
As of Sept. 30, 2017, Jun. 30, 2017 and Dec. 31, 2016

(Dollars In Millions)
	Successor		Predecessor
	(Unaudited)
	Sept. 30, 2017	Jun. 30, 2017	Dec. 31, 2016
Cash and Cash Equivalents	$925.0	$1,095.7	$872.3
Restricted Cash	7.8	—	54.3
Accounts Receivable, Net	431.0	396.5	473.0
Inventories	307.7	313.5	203.7
Assets from Coal Trading Activities, Net	2.5	0.6	0.7
Other Current Assets	268.6	171.8	486.6
Total Current Assets	1,942.6	1,978.1	2,090.6
Property, Plant, Equipment and Mine Development, Net	5,082.6	5,214.2	8,776.7
Restricted Cash Collateral	530.3	561.7	529.3
Investments and Other Assets	517.9	561.2	381.1
Total Assets	$8,073.4	$8,315.2	$11,777.7

Current Portion of Long-Term Debt	$47.1	$189.0	$20.2
Liabilities from Coal Trading Activities, Net	1.0	1.2	1.2
Accounts Payable and Accrued Expenses	1,065.0	1,147.0	990.4
Total Current Liabilities	1,113.1	1,337.2	1,011.8
Long-Term Debt, Less Current Portion	1,612.0	1,768.1	—
Deferred Income Taxes	2.2	—	173.9
Asset Retirement Obligations	636.0	635.0	717.8
Accrued Postretirement Benefit Costs	745.8	746.3	756.3
Other Noncurrent Liabilities	573.7	596.9	496.2
Total Liabilities Not Subject to Compromise	4,682.8	5,083.5	3,156.0
Liabilities Subject to Compromise	—	—	8,440.2
Total Liabilities	4,682.8	5,083.5	11,596.2

Predecessor Common Stock	—	—	0.2
Successor Series A Convertible Preferred Stock	691.7	800.7	—
Successor Common Stock	1.0	1.0	—
Additional Paid-in Capital	2,425.9	2,286.3	2,422.0
Treasury Stock	(69.2)	—	(371.8)
Retained Earnings (Accumulated Deficit)	296.3	94.9	(1,399.5)
Accumulated Other Comprehensive Income (Loss)	1.8	0.5	(477.0)
Peabody Energy Corporation Stockholders' Equity	3,347.5	3,183.4	173.9
Noncontrolling Interests	43.1	48.3	7.6
Total Stockholders' Equity	3,390.6	3,231.7	181.5
Total Liabilities and Stockholders' Equity	$8,073.4	$8,315.2	$11,777.7

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

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Condensed Consolidated Statements of Cash Flows (Unaudited)
For the Quarters Ended Sept. 30, 2017 and 2016
(Dollars In Millions)
	2017	2016
	Successor	Predecessor
	Quarter Ended September 30
Cash Flows From Operating Activities
Net Cash Provided By Continuing Operations	$253.4	$169.7
Net Cash Used In Discontinued Operations	(13.8)	(14.7)
Net Cash Provided By Operating Activities	239.6	155.0

Cash Flows From Investing Activities
Additions to Property, Plant, Equipment and Mine Development	(22.7)	(18.5)
Changes in Accrued Expenses Related to Capital Expenditures	0.2	1.6
Federal Coal Lease Expenditures	—	(248.5)
Proceeds from Disposal of Assets	2.7	18.7
Contributions to Joint Ventures	(113.7)	(82.0)
Distributions from Joint Ventures	112.5	73.2
Advances to Related Parties	(3.2)	(21.1)
Repayments of Loans from Related Parties	8.7	11.1
Other, Net	(0.9)	0.1
Net Cash Used In Investing Activities	(16.4)	(265.4)
Cash Flows From Financing Activities
Proceeds from Long-Term Debt	—	7.8
Repayments of Long-Term Debt	(308.3)	(2.2)
Payment of Deferred Financing Costs	(6.1)	(0.3)
Common Stock Repurchase	(69.2)	—
Distributions to Noncontrolling Interests	(10.3)	(1.4)
Net Cash (Used In) Provided By Financing Activities	(393.9)	3.9
Net Change in Cash and Cash Equivalents	(170.7)	(106.5)
Cash and Cash Equivalents at Beginning of Period	1,095.7	1,274.3
Cash and Cash Equivalents at End of Period	$925.0	$1,167.8

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

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Condensed Consolidated Statements of Cash Flows (Unaudited)
For the Nine Months Ended Sept. 30, 2017 and 2016
(Dollars In Millions)
	2017			2016
	Successor	Predecessor	Combined	Predecessor
	April 2 through September 30	January 1 through April 1	Nine Months Ended September 30

Cash Flows From Operating Activities
Net Cash Provided By (Used In) Continuing Operations	$344.7	$222.2	$566.9	$(257.9)
Net Cash Used In Discontinued Operations	(14.4)	(8.2)	(22.6)	(18.9)
Net Cash Provided By (Used In) Operating Activities	330.3	214.0	544.3	(276.8)

Cash Flows From Investing Activities
Additions to Property, Plant, Equipment and Mine Development	(68.6)	(32.8)	(101.4)	(56.6)
Changes in Accrued Expenses Related to Capital Expenditures	1.8	(1.4)	0.4	(5.5)
Federal Coal Lease Expenditures	—	(0.5)	(0.5)	(249.0)
Proceeds from Disposal of Assets	5.2	24.3	29.5	134.7
Contributions to Joint Ventures	(210.0)	(95.4)	(305.4)	(241.7)
Distributions from Joint Ventures	208.0	90.5	298.5	236.7
Advances to Related Parties	(4.1)	(0.4)	(4.5)	(23.3)
Repayments of Loans from Related Parties	35.2	31.1	66.3	13.2
Other, Net	(2.4)	(0.3)	(2.7)	(8.2)
Net Cash (Used In) Provided By Investing Activities	(34.9)	15.1	(19.8)	(199.7)
Cash Flows From Financing Activities
Proceeds from Long-Term Debt	—	1,000.0	1,000.0	1,429.8
Successor Notes Issuance Proceeds into Escrow	—	(1,000.0)	(1,000.0)	—
Repayments of Long-Term Debt	(332.1)	(2.1)	(334.2)	(11.2)
Payment of Deferred Financing Costs	(6.1)	(45.4)	(51.5)	(29.8)
Common Stock Repurchase	(69.2)	—	(69.2)	—
Distributions to Noncontrolling Interests	(16.7)	(0.1)	(16.8)	(3.9)
Other, Net	—	(0.1)	(0.1)	(1.9)
Net Cash (Used In) Provided By Financing Activities	(424.1)	(47.7)	(471.8)	1,383.0
Net Change in Cash and Cash Equivalents	(128.7)	181.4	52.7	906.5
Cash and Cash Equivalents at Beginning of Period	1,053.7	872.3	872.3	261.3
Cash and Cash Equivalents at End of Period	$925.0	$1,053.7	$925.0	$1,167.8

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

#12

Reconciliation of Non-U.S. GAAP Financial Measures (Unaudited)
For the Quarters Ended Sept. 30, 2017 and 2016

(Dollars In Millions)
	2017	2016
	Successor	Predecessor
	Quarter Ended September 30

Income (Loss) from Continuing Operations, Net of Income Taxes	$233.7	$(97.7)
Depreciation, Depletion and Amortization	194.5	117.8
Asset Retirement Obligation Expenses	11.3	12.7
Change in Deferred Tax Asset Valuation Allowance Related to Equity Affiliates	(3.4)	(0.6)
Interest Expense	42.4	58.5
Loss on Early Debt Extinguishment	12.9	—
Interest Income	(2.0)	(1.3)
Reorganization Items, Net	—	29.7
Unrealized Losses on Economic Hedges	10.8	21.9
Unrealized Losses on Non-Coal Trading Derivative Contracts	1.7	—
Take-or-Pay Contract-Based Intangible Recognition	(6.5)	—
Income Tax Benefit	(84.1)	(10.8)

Adjusted EBITDA	$411.3	$130.2

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

Reconciliation of Non-U.S. GAAP Financial Measures (Unaudited)
For the Nine Months Ended Sept. 30, 2017 and 2016

(Dollars In Millions)
	2017		2016
	Successor	Predecessor	Predecessor
	April 2 through September 30	January 1 through April 1	Nine Months Ended September 30

Income (Loss) from Continuing Operations, Net of Income Taxes	$335.1	$(195.5)	$(488.6)
Depreciation, Depletion and Amortization	342.8	119.9	345.5
Asset Retirement Obligation Expenses	22.3	14.6	37.3
Selling and Administrative Expenses Related to Debt Restructuring	—	—	21.5
Change in Deferred Tax Asset Valuation Allowance Related to Equity Affiliates	(7.7)	(5.2)	(0.6)
Asset Impairment	—	30.5	17.2
Interest Expense	83.8	32.9	243.7
Loss on Early Debt Extinguishment	12.9	—	—
Interest Income	(3.5)	(2.7)	(4.0)
Reorganization Items, Net	—	627.2	125.1
Break Fees Related to Terminated Asset Sales	(28.0)	—	—
Unrealized Losses (Gains) on Economic Hedges	1.4	(16.6)	49.1
Unrealized Gains on Non-Coal Trading Derivative Contracts	(1.5)	—	—
Coal Inventory Revaluation	67.3	—	—
Take-or-Pay Contract-Based Intangible Recognition	(16.4)	—	—
Income Tax Benefit	(79.4)	(263.8)	(108.2)

Adjusted EBITDA	$729.1	$341.3	$238.0

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

#13

Guidance Targets

Sales Volumes (Short Tons)		Capital Expenditures	$165 - $195 million
PRB	120 - 125 million
ILB	18 - 19 million	Quarterly SG&A Expense	~$35 million
Western	13 - 14 million
Total U.S.	151 - 158 million	Quarterly Interest Expense	$37 - $39 million

Aus. Metallurgical[1]	11.5 - 12.0 million	Q4 2017 Cost Sensitivities[4]
Aus. Export Thermal[2]	12.5 - 13.0 million	$0.05 Decrease in A$ FX Rate[5]	+~$25 - $28 million
Aus. Domestic Thermal	~7 million	$0.05 Increase in A$ FX Rate[5]	~<$5 million
Total Australia	31 - 32 million	Fuel (+/- $10/barrel)	+/- ~$8 million

U.S. Operations - Revenues Per Ton		2017 Priced Position
PRB	$12.50 - $12.75	PRB Average Price/Ton	$12.60
ILB	$42.00 - $43.00	ILB Average Price/Ton	$42.65
Total U.S.	$18.55 - $18.75	Australia Export Thermal	~11.5 million tons
		Australia Export Thermal Average Price/Short Ton	~$68
U.S. Operations - Costs Per Ton
PRB	$9.50 - $9.75
ILB	$32.00 - $33.00	2018 Priced Position
Total U.S.	$13.85 - $14.25	PRB Average Price/Ton	$12.27
		ILB Average Price/Ton	$42.30
Australia Operations - Costs per Ton (USD)[3]		Australia Export Thermal	~3 million tons
Metallurgical	$85 - $95	Australia Export Thermal Average Price/Short Ton	~$72
Thermal	$31 - $35
Total Australia	$51 - $54

Essentially all of Peabody's expected 2017 U.S. sales volume is priced as of Sept. 30, 2017; ~75% - 80% of 2018 volumes are priced (based on approximately 150 million tons); approximately 35% of 2019 volumes are priced (based on approximately 150 million tons).

1 Metallurgical coal sales volumes may range from ~50%-60% PCI and ~40%-50% coking coal (including semi-hard and semi-soft coking coals). Approximately 55% of seaborne metallurgical sales may be executed on a spot basis, with the remainder priced under quarterly contracts or linked to an index. The company also has exposure to approximately 2 million tons of metallurgical coal related to the Middlemount Mine, a 50/50 joint venture accounted for in (Income) Loss from Equity Affiliates.

Peabody’s North Goonyella and Coppabella mines typically receive the PLV HCC index quoted price and set the PLV PCI benchmark, respectively, with the remainder of products sold at discounts to these values based on coal qualities and properties. On a weighted-average basis across all metallurgical products, Peabody typically realizes approximately 85%-90% of the PLV HCC index quoted price for its coking products, and 90%-95% of the premium LV PCI benchmark price for its PCI products.

2 A portion of Peabody’s seaborne thermal coal products sell at or above the Newcastle index, with the remainder sold at discounts relative to the Newcastle index based on coal qualities and properties. On a weighted-average basis across all seaborne thermal products, Peabody typically realizes approximately 90%-95% of the Newcastle index price.

#14

3 Assumes 4Q 2017 average A$ FX rate of $0.79.

4 Sensitivities reflect approximate impacts of changes in variables on financial performance. When realized, actual impacts may differ significantly.

5 As of Sept. 30, 2017, Peabody had purchased average rate call options in aggregate notional amount of approximately AUD $450 million to manage market price volatility associated with the Australian dollar with strike price levels of approximately $0.78 and settlement dates through December 2017. Sensitivities provided are relative to an assumed average A$ FX exchange rate of $0.79 for remainder of 2017. For 2018, Peabody purchased average rate call options in aggregate notional amount of approximately AUD $675 million with strike price levels of approximately $0.85 and settlement dates through June 2018.

Note 1: Peabody classifies its Australian Metallurgical or Thermal Mining segments based on the primary customer base and reserve type. A small portion of the coal mined by the Australian Metallurgical Mining segment is of a thermal grade and vice versa. Peabody may market some of its metallurgical coal products as a thermal product from time to time depending on industry conditions. Per ton metrics presented are non-GAAP measures. Due to the volatility and variability of certain items needed to reconcile these measures to their nearest GAAP measure, no reconciliation can be provided without unreasonable cost or effort.

Note 2: A sensitivity to changes in seaborne pricing should consider Peabody’s estimated split of PCI and coking coal products, the ratio of PLV PCI benchmark to PLV HCC index quoted price, the weighted average discounts across all products to the applicable PLV HCC index quoted price or PLV PCI benchmark or Newcastle index prices, in addition to impacts on sales-related costs in Australia, and applicable conversions between short tons and metric tonnes as necessary.

Note 3: As of Oct. 20, 2017, Peabody would have approximately 133.7 million shares of common stock outstanding, assuming full conversion of Peabody’s preferred stock (including make-whole shares issuable upon conversion of the preferred stock). The fully converted shares issued value excludes approximately 3.5 million shares underlying unvested equity awards under Peabody’s long-term incentive plan. As of Oct. 20, 2017, holders of approximately 51% of preferred stock issued at emergence had converted their shares into common stock. Post the Oct. 31, 2017, PIK dividend, every 1 million preferred shares converted equals ~$7.5 million of non-cash dividends.

Forward Looking Statement

This press release contains forward-looking statements within the meaning of the securities laws. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words or variation of words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "projects," "forecasts," "targets," "would," "will," "should," "goal," "could" or "may" or other similar expressions. Forward-looking statements provide management's current expectations or predictions of future conditions, events or results. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements. They may include estimates of revenues, income, earnings per share, cost savings, capital expenditures, dividends, share repurchases, liquidity, capital structure, market share, industry volume, or other financial items, descriptions of management’s plans or objectives for future operations, or descriptions of assumptions underlying any of the above. All forward-looking statements speak only as of the date they are made and reflect the company's good faith beliefs, assumptions and expectations, but they are not guarantees of future performance or events. Furthermore, the company disclaims any obligation to publicly update or revise any forward-looking statement, except as required by law. By their nature, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that might cause such differences include, but are not limited to, a variety of economic, competitive and regulatory factors, many of which are beyond the company's control, that are described in our Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2016, as amended on July 10, 2017 and Aug. 14, 2017, and in  Exhibit 99.2 to the Company’s Current Report on Form 8-K filed with the SEC on April 11, 2017, as well as additional factors we may describe from time to time in other filings with the SEC. You may get such filings for free at our website at www.peabodyenergy.com.  You should understand that it is not possible to predict or identify all such factors and, consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

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